Item 77H - Deutsche Income Trust
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owns more
than 25% of the series based on the records of the
series as of January 2, 2015.
As of January 2, 2014:
No investor beneficially owned 25% or more of
Deutsche Core Fixed Income Fund as of January 2,
2014.
As of January 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Core Fixed
Income
Fund
NATIONAL
FINANCIAL
SERVICES LLC
FOR EXCLUSIVE
BENE OF OUR
CUSTOMERS
ATTN MUTUAL
FUNDS DEPT - 4TH
FL
JERSEY CITY NJ
07310-2010
25.61%







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